Exhibit (a)(10)
                     Supplement Dated December 31, 1997 to
                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      of

                              TriMas Corporation

                                      at

                             $34.50 Net Per Share

                                      by

                          MascoTech Acquisition, Inc.
                         a wholly owned subsidiary of
                                MascoTech, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
 CITY TIME, ON FRIDAY, JANUARY 16, 1998, UNLESS THE OFFER IS EXTENDED.


To the Holders of Common Stock of
TriMas Corporation:

               This Supplement amends and supplements the Offer to Purchase dated December 17, 1997 (the "Offer to Purchase") of MascoTech Acquisition, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of MascoTech, Inc., a Delaware corporation ("Parent"), with respect to the tender offer made by Purchaser to purchase any and all of the outstanding shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of TriMas Corporation (the "Company"), a Delaware corporation, at a price of $34.50 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Offer to Purchase. This Supplement, the Offer to Purchase and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

Special Factors--Opinion of Financial Advisor to the Special Committee

               1. The following sentence is hereby added to the information set forth under "Special Factors--Opinion of Financial Advisor to the Special Committee," immediately after the first sentence of the subsection entitled "Discounted Cash Flow Analysis":

The adjustments used in preparing Case 2 were made at the request of the Special Committee which requested an alternative analysis based on estimates that reflected more conservative assumptions relating to operating income growth.

               2. The following subsection entitled "Additional Premium Analysis" is hereby added to the information set forth under "Special Factors--Opinion of Financial Advisor to the Special Committee," immediately prior to the subsequent caption "Special Factors --Opinion of Financial Advisor to Parent":

               Additional Premium Analysis. In connection with the settlement of five purported class actions against Parent, the Company and the Company's directors, the Special Committee requested that BT Wolfensohn compare the premiums paid in the Selected Premium Transactions, based on each target's closing price 52 weeks prior to the public announcement of the transaction, for dissemination to the stockholders of the Company for their consideration. See "The Tender Offer--Certain Litigation." BT Wolfensohn prepared this comparison and delivered the results to the Special Committee by letter dated December 31, 1997. The text of the letter is filed as an exhibit to Amendment No. 2 to the Schedule 13E-3 and may be inspected, copied and obtained in the manner specified in "The Tender Offer--Certain Information Concerning the Company."

               The premium comparison requested by the Special Committee is not related to the opinion of BT Wolfensohn dated December 10, 1997 that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be paid in the Offer and the Merger is fair to the holders of Shares (other than Parent, its Chief Executive Officer and Masco Corporation) from a financial point of view, and the premium comparison does not amend, update or supplement that opinion in any way.

               The requested premiums in the Selected Premium Transactions were as follows: Rexel S.A./Rexel Inc. (publicly announced August 29, 1997; closing price of $13.88 52 weeks prior to announcement, implying a 62.1% premium), Anthem Inc./Accordia Inc. (June 2, 1997; $31.75, 26.0%), Samsung Electronics Co. Ltd./AST Research Inc. (January 30, 1997; $8.00, -32.5%), Zurich Versicherungs GmbH/Zurich Reinsurance Centre (January 13, 1997; $29.88, 20.5%), Novartis AG/Systemix Inc. (May 27, 1996; $12.25, 59.2%), Berkshire Hathaway Inc./GEICO Corporation (August 25, 1995; $49.38, 41.8%), COBE Laboratories/REN Corporation - USA (July 14, 1995; $9.00, 122.2%), BIC S.A./Bic Corporation (May 15, 1995; $27.13, 49.3%), McCaw Cellular Communications/LIN Broadcasting (April 7, 1995; $97.30, 33.5%), Club Mediterranee S.A./Club Med Inc. (April 5, 1995; $25.63, 24.9%), Conseco Inc./CCP Insurance Inc.
(February 27, 1995; $23.75, -2.1%), Arcadian Corp./Arcadian Partners L.P. (January 18, 1995; $25.13, 15.4%), WMX Technologies Inc./Chemical Waste Management Inc. (July 28, 1994; $7.63, 16.0%), Rust International Inc./Brand Companies Inc. (November 13, 1992; $16.63, 12.8%), American Maize-Products Co./American Fructose Corp. (September 9, 1992; $21.50, 18.6%), Leucadia National Corporation/PHLCORP Inc. (August 17, 1992; $14.25, 80.9%), Tele-Communications Inc./United Artists Entertainment (May 1, 1991; $12.75, 27.0%), BHP Holdings (USA) Inc./Hamilton Oil Corporation (February 6, 1991; $32.25, 24.0%), Murphy Oil Corporation/Ocean Drilling & Exploration (January
3, 1991; $25.88, -25.1%), Fuji Heavy Industries Ltd./Subaru of America Inc. (January 16, 1990; $6.50, 30.8%), Renault Vehicules Industriels/Mack Trucks Inc. (July 6, 1990; $11.75, -46.8%) and American Express Company/Shearson
Lehman Brothers Holdings (March 2, 1990; $20.38, -36.7%).   Accordingly, the
premiums ranged from -46.8% to 122.2%, with a median of 24.5%.

               The above comparison is based on publicly available information. BT Wolfensohn assumed and relied upon the accuracy and completeness of such information, and neither assumed responsibility for independent verification of, nor independently verified, any of such information. No company, business or transaction used in the above comparison is identical to the Company or the Offer or Merger.

               The closing price of Shares 52 weeks prior to the announcement of the Offer and the Merger was $24.50, implying a premium of 40.8%.

The Tender Offer--Certain Litigation

               The information set forth under "The Tender Offer--Certain Litigation" is hereby amended and restated to read in its entirety as follows:

               Parent, the Company and the Company's directors have been named as defendants in five purported class actions, each filed on December 11, 1997, purportedly on behalf of the stockholders of the Company in the Chancery Court of Delaware (the "Actions"). The complaints in the Actions allege breach of fiduciary duty on the part of the defendants arising out of execution of the Merger Agreement and seek declaratory and injunctive relief barring defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the Offer and the Merger, as well as damages in an unspecified amount. Complaints in the Actions have been served and copies of these complaints are filed as exhibits to the Schedule 14D-1 and Amendment No. 1 thereto and incorporated herein by reference, and the foregoing summary of the Actions is qualified in its entirety by reference thereto. Parent and the Company believe that all of the Actions are without merit.

               On December 31, 1997, the parties to the Actions reached an agreement-in-principle as set forth in a Memorandum of Understanding, dated December 31, 1997, between certain law firms on behalf of the plaintiffs in the Actions, the Company, Parent and certain of the Company's directors (the "Memorandum of Understanding") concerning a proposed settlement of the Actions. The Memorandum of Understanding provides for, among other things,
(i) the dissemination to the record holders of the Company of certain supplemental disclosure materials in the form of this Supplement, (ii) the certification, for settlement purposes only, of a mandatory non-opt-out class,
(iii) the complete discharge and dismissal with prejudice of any claims that were, could have been or in the future might have been asserted in the Actions, (iv) the release of the defendants and others and (v) the defendants' agreement that they will not oppose an application by plaintiffs' counsel for an award of fees and expenses not to exceed $250,000. The parties to the Memorandum of Understanding contemplate submitting filings to the Delaware Chancery Court seeking certification of a settlement class, final approval of the terms of the settlement and dismissal with prejudice of the Actions. The Memorandum of Understanding is filed as an exhibit to Amendment No. 2 to the
Schedule 14D-1 and incorporated herein by reference, and the foregoing summary of the Memorandum of Understanding is qualified in its entirety by reference thereto.